EXHIBIT 10.34
TERMINATION AGREEMENT

This Termination Agreement (this “Termination Agreement”) is entered into by and between Dr. Paul Finnegan (“Consultant”) and Imprimis Pharmaceuticals, Inc. (the “Company”), effective as of May 9, 2012.

WHEREAS, Consultant and the Company are parties to the Senior Advisory Agreement, dated as of January 17, 2012 (the “Advisory Agreement”), pursuant to which Consultant is appointed to perform certain services to the Company; and

WHEREAS, Consultant currently serves as a member of the Board of Directors of the Company; and

WHEREAS, the parties now desire to terminate the Advisory Agreement on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of mutual covenants contained herein, the parties hereby agree as follows:

1.           Termination.  Notwithstanding anything to the contrary set forth in the Advisory Agreement, Consultant and the Company hereby terminate the Advisory Agreement effective as of the date set forth above, and further waive any rights to prior notice of such termination thereunder, including any rights of notice set forth in Section 3(a) thereof.  Upon termination, the Advisory Agreement shall have no further force or effect, provided that, as provided in Section 11(i) of the Advisory Agreement, Sections 3, 4, 5, 9, 10 and 11 shall survive the termination of the Advisory Agreement.

2.           Compensation.  Consultant hereby waives his right to receive compensation from the Company for any services previously rendered to the Company under the Advisory Agreement.

3.           Amendment to Option Grant.  In consideration of the covenants and promises contained herein, Consultant and the Company hereby agree to amend the vesting schedule of the option to purchase 625,000 shares of common stock of the Company granted to Consultant pursuant to Section 7(b) of the Advisory Agreement (the “Option”) pursuant to an amendment to that certain Nonqualified Stock Option Agreement dated January 23, 2012, such that following the date of this Termination Agreement, the Option shall vest according to the following schedule:  (a) options to purchase 250,000 shares of the Company’s common stock shall vest on September 30, 2012; (b) options to purchase 250,000 shares of the Company’s common stock shall vest on March 31, 2013; and (c) options to purchase 1250,000 shares of the Company’s common stock shall vest on September 30, 2013.

4.           Counterparts.  This Termination Agreement may be executed in counterparts, each of which will be deemed an original, but all of such counterparts together will constitute one and the same agreement.

5.           Governing Law.  This Termination Agreement shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the undersigned have executed this Termination Agreement effective as of the date first above written.

IMPRIMIS PHARMACEUTICALS, INC.

Date	By:	/s/ Mark L. Baum
	Name:	Mark L. Baum
	Title:	Chief Executive Officer

CONSULTANT

/s/ Dr. Paul Finnegan
Dr. Paul Finnegan